Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated September 15, 2016

Relating to Preliminary Prospectus Supplement dated September 15, 2016 and Prospectus dated March 11, 2015

Registration Statement No. 333-202666-01

FINAL TERM SHEET

KITE REALTY GROUP, L.P.

Pricing Term Sheet

$300 million 4.000% Senior Notes due 2026

This pricing term sheet supplements, and should be read in conjunction with, the preliminary prospectus supplement dated September 15, 2016 (the “Preliminary Prospectus Supplement”) of Kite Realty Group, L.P. (“we,” “our,” or “us”) and the accompanying prospectus dated March 11, 2015 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Kite Realty Group, L.P.

Expected Ratings (Moody’s/S&P)*:	Baa3 / BBB-

Securities Offered:	4.000% Senior Notes due 2026

Security Type:	Senior Unsecured Notes

Possible Future Guarantee:	As set forth in the Preliminary Prospectus Supplement

Pricing Date:	September 15, 2016

Settlement Date:	September 26, 2016 (T+7)

Maturity Date:	October 1, 2026

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2017

Principal Amount:	$300 million

Public Offering Price:	99.599%

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Price / Yield:	98-06 / 1.699%

Spread to Benchmark Treasury:	+235 basis points

Yield to Maturity:	4.049%

Coupon:	4.000%

Optional Redemption:

Make-whole call:	Prior to July 1, 2026 (three months prior to the Maturity Date), T+40 basis points.

Par Call:	On or after July 1, 2026 (three months prior to the Maturity Date), the redemption price will be equal to 100% of the principal amount of the notes being redeemed.

CUSIP / ISIN:	49803XAA1 / US49803XAA19

Joint Book-Running Managers:	U.S. Bancorp Investments, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Citigroup Global Markets Inc.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

Capital One Securities, Inc.

Fifth Third Securities, Inc.

The Huntington Investment Company

Raymond James & Associates, Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.